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                                                                    Exhibit 2.1



                         AGREEMENT OF PURCHASE AND SALE



                                      AMONG

                              PRIMEWEST ENERGY INC.

                                     - AND -

                           PRIMEWEST OIL AND GAS CORP.

                                     - AND -

                               ADDISON ENERGY INC.













                             Dated November 22, 2001



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                                                 TABLE OF CONTENTS

1.00          INTERPRETATION......................................................................................1

1.01          Definitions.........................................................................................1
1.02          Schedules...........................................................................................6
1.03          References..........................................................................................6
1.04          Headings............................................................................................7
1.05          Singular/Plural.....................................................................................7
1.06          Use Of Canadian Funds...............................................................................7
1.07          Derivatives.........................................................................................7
1.08          Interpretation If Closing Does Not Occur............................................................7
1.09          Conflicts...........................................................................................7

2.00          PURCHASE AND SALE...................................................................................7

2.01          Agreement Of Purchase And Sale......................................................................7
2.02          Allocation Of Purchase Price........................................................................8
2.03          Amount In Lieu Of Interest..........................................................................8
2.04          Payment Of Purchase Price...........................................................................9

3.00          CLOSING............................................................................................10

3.01          Time and Place Of Closing..........................................................................10
3.02          Effective Date Of Transfer.........................................................................10
3.03          Deliveries At Closing..............................................................................11
3.04          Costs Of Registration..............................................................................12

4.00          ADJUSTMENTS........................................................................................12

4.01          Benefits And Obligations To Be Apportioned.........................................................12
4.02          Adjustments To Accounts............................................................................13
4.03          Right To Audit.....................................................................................13

5.00          MAINTENANCE OF BUSINESS............................................................................14

5.01          Assets To Be Maintained In Proper Manner...........................................................14
5.02          Material Commitments...............................................................................14
5.03          Vendor Deemed Agent Of Purchaser...................................................................16
5.04          Transfer of Licences...............................................................................16

6.00          REPRESENTATIONS AND WARRANTIES OF PARTIES..........................................................18

6.01          Vendor's Representations And Warranties............................................................18
6.02          Purchaser's Representations And Warranties.........................................................22
6.03          Survival Of Representations And Warranties.........................................................23
6.04          No Additional Representations Or Warranties By Vendor..............................................23

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6.05          No Merger..........................................................................................24
6.06          Awareness of Breach................................................................................24

7.00          THIRD PARTY RIGHTS AND CONSENTS....................................................................25

7.01          Consents Under Sales Agreements....................................................................25
7.02          Operatorship And Third Parties.....................................................................25

8.00          PURCHASER'S REVIEW.................................................................................25

8.01          Vendor To Provide Access...........................................................................25
8.02          Title Deficiencies.................................................................................25
8.03          Preferential Right of Purchase and Consent Rights..................................................26
8.04          Excluded Assets....................................................................................27
8.05          Value of the Assets................................................................................27

9.00          CONDITIONS TO CLOSING..............................................................................27

9.01          Required Consents..................................................................................27
9.02          Conditions For Benefit Of Purchaser................................................................28
9.03          Conditions For Benefit Of Vendor...................................................................29
9.04          Waiver Of Conditions...............................................................................30
9.05          Failure To Satisfy Conditions......................................................................30

10.00         CONFIDENTIALITY....................................................................................31

10.01         Purchaser's Obligation To Maintain Information Confidential........................................31
10.02         Consultants And Advisors Bound.....................................................................31
10.03         Confidentiality Agreement..........................................................................31

11.00         DEFAULT............................................................................................32

11.01         Remedies Of Injured Party..........................................................................32
11.02         Interest Accrues On Amounts Owing..................................................................32

12.00         LIABILITY AND INDEMNIFICATION......................................................................32

12.01         Responsibility of Vendor...........................................................................32
12.02         Responsibility Of Purchaser........................................................................33
12.03         Assets Acquired On "As Is" Basis...................................................................33
12.04         Limit On Responsibility............................................................................34
12.05         Assumption of Environmental Liabilities and Obligations............................................34
12.06         No Merger Of Legal Responsibilities................................................................35
12.07         Substitution And Subrogation.......................................................................35
12.08         Responsibility Extends To Legal Costs..............................................................35
12.09         No Consequential Damages...........................................................................35

                                                                         ii

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13.00         WAIVER.............................................................................................35

13.01         Waiver Must Be In Writing..........................................................................35

14.00         ASSIGNMENT.........................................................................................35

14.01         Assignments Before Closing.........................................................................35
14.02         Assignments By Purchaser After Closing.............................................................36

15.00         NOTICE.............................................................................................36

15.01         Service Of Notice..................................................................................36
15.02         Addresses For Notices..............................................................................36
15.03         Right To Change Address............................................................................37

16.00         PUBLIC ANNOUNCEMENTS...............................................................................37

16.01         Parties To Discuss Press Releases..................................................................37
16.02         Signs And Notification To Governmental Agencies....................................................37

17.00         MISCELLANEOUS PROVISIONS...........................................................................38

17.01         Further Assurances.................................................................................38
17.02         Governing Law......................................................................................38
17.03         Time...............................................................................................38
17.04         No Amendment Except In Writing.....................................................................38
17.05         Consequences Of Termination........................................................................38
17.06         Entire Agreement...................................................................................38
17.07         Enurement..........................................................................................39


SCHEDULES

Schedule "A" -    Part I - Lands, Leases and Encumbrances
                  Part II - Preferential Rights
                  Part III - Tangibles, Wells and Facilities
                  Part IV - Sale Agreements
                  Part V - Authorized Expenditures
                  Part VI - Law Suits and Claims
                  Part VII - Excluded Assets
                  Part VIII - Map of Areas

Schedule "B" -    General Conveyance




                                                     iii


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                         AGREEMENT OF PURCHASE AND SALE
                 Garrington, Garrington East and Westward Ho


      THIS AGREEMENT made November 22, 2001

AMONG:

            PRIMEWEST ENERGY INC., a corporation having an office in the City of Calgary, in the Province of Alberta (hereinafter called "PW Energy")

                                     - and -

            PRIMEWEST OIL AND GAS CORP., a corporation having an office in the City of Calgary, in the Province of Alberta (hereinafter called "PW Oil & Gas")

            (PW Energy and PW Oil & Gas, collectively, are hereinafter called the "Vendor")

                                     - and -

            ADDISON ENERGY INC., a corporation having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")

      WHEREAS the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the terms and conditions set forth herein;

      NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the Parties agree as follows:


1.00  INTERPRETATION

1.01  DEFINITIONS


      In this Agreement, including the recitals and the Schedules, the following terms shall have the respective meanings hereby assigned to them:


      (1) "Agreement" means this Agreement of Purchase and Sale, together with the Schedules attached hereto and made a part hereof.


      (2)   "Application" has the meaning given to it in Clause 5.04.


      (3) "Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests, but specifically excludes the Excluded Assets.


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      (4)   "Business Day" means any day of the week except a Saturday, a Sunday or any statutory holiday in Alberta.

      (5) "Closing" means the exchange of Conveyance Documents at the Closing Date, as more particularly described in Clause 3.03, and the delivery by the Purchaser to the Vendor of the Purchase Price, as described in Subclause 2.04(2).

      (6) "Closing Date" means 10:00 a.m. on December 18, 2001, or such other time and date as may be agreed to by the Parties pursuant to Clause 3.01.

      (7)   "Consent Right" has the meaning given to it in Subclause 8.03(2).

      (8) "Conveyance Documents" means the documents described in Paragraphs 3.03(1)(a) and 3.03(1)(b), which provide for the assignment, transfer or other disposition of the Assets to the Purchaser.

      (9)   "Defaulting Party" has the meaning given to it in Clause 11.01.

      (10)  "Deposit" means the payment set forth in Subclause 2.04(1).

      (11) "Effective Date" means 8:00 a.m. on the earlier of the Closing Date or December 31, 2001.

      (12) "Excluded Assets" means those assets listed in Part VII of Schedule "A".

      (13)  "Governmental Body" has the meaning given to it in Clause 5.04.

      (14) "GST" means the goods and services tax established by and administered pursuant to the EXCISE TAX ACT (Canada) and any other federal or provincial service or sales tax that is payable as a consequence of the sale of the Assets to the Purchaser as contemplated by this Agreement.

      (15)  "Injured Party" has the meaning given to it in Clause 11.01.

      (16) "Interest Rate" means the annual rate of interest which is announced, from time to time, by Royal Bank of Canada as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada (known as Royal Bank of Canada Prime Rate).

      (17) "Lands" means the lands set forth and described in Schedule "A", but only to the extent of the Petroleum Substances within the zones described in Schedule "A".

      (18) "Leases" means the leases, licences, permits and other similar documents of title set forth and described in Part I of Schedule "A", by virtue of which


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            the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is or is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled or unitized and includes, if applicable, all renewals, amendments and extensions of such documents and all documents issued in substitution therefor.

      (19) "Miscellaneous Interests" means the entire interest of the Vendor in and to all property, assets and rights with respect to the Assets, other than the Petroleum and Natural Gas Rights and the Tangibles, to the extent such property, assets and rights pertain exclusively to the Petroleum and Natural Gas Rights or the Tangibles, or any rights relating thereto, including, without limitation, the entire interest of the Vendor in:

            (a) all contracts, agreements and documents, to the extent that they relate directly to the Petroleum and Natural Gas Rights or the Tangibles, including agreements for the sale, processing or transportation of Petroleum Substances;

            (b) all subsisting rights to enter upon, use and occupy the surface of any of the Lands, of any lands upon which any Tangibles are located or of any lands to be crossed in order to gain access to any of the Lands or the Tangibles;

            (c) all well bores located on the Lands, except for abandoned well bores for which the Vendor is the licensee at the Effective Date; and

            (d) copies of title opinions, engineering records, files, reports and data, including, without limitation, seismic and other geophysical data which the Vendor has the rights to share, that, in the Vendor's reasonable judgement, relate directly to the Petroleum and Natural Gas Rights, any well thereon or the Tangibles, excluding the Vendor's tax and financial records and economic evaluations.

            Unless otherwise agreed in writing by the Parties, however, the Miscellaneous Interests shall not include agreements, documents or data to the extent that: (i) they pertain to the Vendor's proprietary technology or interpretations; or (ii) they are owned or licensed by third parties with restrictions on their deliverability or disclosure by the Vendor to any assignee which is not an affiliate of the Vendor.

      (20) "Party" means a person, partnership or corporation which is bound by this Agreement.


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      (21)  "Permitted Encumbrances" means:

            (a) any encumbrances, overriding royalties, net profits interests and other burdens identified under the title "Royalties" in
                  Part I of Schedule "A";

            (b) the preferential rights of purchase or any similar restriction applicable to any of the Assets, as identified in Schedule "A";

            (c) the terms and conditions of the Leases, and, to the extent they do not reduce the Vendor's interests shown in Schedule "A", any gross royalty trusts applicable to the grantor's interest in any of the Leases;

            (d) the right reserved to or vested in any grantor, government or other public authority by the term of any Lease or by the Regulations to terminate any Lease;

            (e) easements, rights of way, servitudes or other similar rights in land, including, without limitation, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;

            (f) taxes on Petroleum Substances or the income or revenue therefrom and governmental requirements pertaining to production rates from wells on the Lands or operations being conducted on the Lands or otherwise affecting the value of any of the Assets;

            (g) agreements for the sale of Petroleum Substances, provided that any such agreement that is not terminable on thirty-one (31) days' notice or less (without an early termination penalty or other cost) is identified in Schedule "A";

            (h) the Regulations and any rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner;

            (i) undetermined or inchoate liens incurred or created as security in favour of any person with respect to the development or operation of any of the Assets, as regards the Vendor's share of the costs and expenses thereof, which costs and expenses are not delinquent as of the Closing Date;

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            (j)   the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interests therein, and statutory exceptions to title;

            (k) agreements and plans relating to pooling or unitization applicable to the Lands;

            (l) provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations;

            (m) the agreements respecting the processing, treating or transmission of Petroleum Substances or the operation of wells by contract field operators; and

            (n) liens granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any of the Assets.

      (22) "Petroleum and Natural Gas Rights" means the entire interest of the Vendor in and to the Lands and, insofar as they pertain to the Lands, the Leases.

      (23) "Petroleum Substances" means petroleum, natural gas, sulphur and every other mineral or substance, or any of them, the right to explore for which, or an interest in which, is granted pursuant to the Leases, insofar only as they pertain to the Lands.

      (24)  "Preferential Right" has the meaning given to it in Subclause
            8.03(1).

      (25) "Purchase Price" means the amount payable by the Purchaser to the Vendor pursuant to Clause 2.02, as modified by the adjustments and reductions provided for herein.

      (26)  "Refunded Amount" has the meaning given to it in Paragraph
            2.04(1)(b).

      (27) "Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets.

      (28)  "Security Deposit" has the meaning given to it in Clause 5.04.

      (29) "Tangibles" means the entire interest of the Vendor in and to all tangible depreciable property and assets that are:

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            (a)   located in or on the Lands or lands pooled or unitized
                  therewith and used, or intended for use, in connection with production, processing, gathering, storage, treatment, transportation or other operations respecting the Petroleum and Natural Gas Rights, including, without limitation, the well equipment, if any, and casing relating to the Vendor's wells on the Lands; and


            (b) any additional items, whether located on or off the Lands, that are indicated in Schedule "A" to be specifically included as Tangibles.


      (30) "Title Deficiency" means a defect, deficiency or discrepancy, other than Permitted Encumbrances or as specifically disclosed in Schedule "A", in or affecting the title of the Vendor in and to any portion of the Assets, which is sufficiently material and adverse to the enforcement of title, use or ownership of the Assets subject thereto that it would not be acceptable to a knowledgeable, prudent purchaser buying similar oil and gas properties, acting reasonably.


      (31)  "Vendor's Counsel" means Stikeman Elliott.


1.02  SCHEDULES

      The following Schedules are attached hereto and made part of this
      Agreement:


      (1)   Schedule "A", which includes:

            Part I            Lands, Leases and Encumbrances
            Part II           Preferential Rights
            Part III          Tangibles, Wells and Facilities
            Part IV           Sale Agreements
            Part V            Authorized Expenditures
            Part VI           Law Suits and Claims
            Part VII          Excluded Assets
            Part VIII         Map of Areas

      (2)   Schedule "B"      General Conveyance


1.03  REFERENCES

      The references "hereunder", "herein" and "hereof" refer to the provisions of this Agreement, and references to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs herein refer to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs of this Agreement. Any reference to time shall refer to local time in Calgary, Alberta.

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1.04  HEADINGS

      The headings of the Articles, Clauses, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.


1.05  SINGULAR/PLURAL

      Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.


1.06  USE OF CANADIAN FUNDS

      All references to "dollars" or "$" herein shall refer to lawful currency of Canada.


1.07  DERIVATIVES

      Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.


1.08  INTERPRETATION IF CLOSING DOES NOT OCCUR

      In the event that Closing does not occur, each provision of this Agreement which presumes that the Purchaser has acquired the Assets hereunder shall be construed as having been contingent upon Closing having occurred.


1.09  CONFLICTS

      In the event that there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or Conveyance Document, the provision of the body of this Agreement shall prevail. In the event that any term or condition of this Agreement conflicts with a term or condition of a Lease or the Regulations, the term or condition of such Lease or Regulations shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.


2.00  PURCHASE AND SALE


2.01  AGREEMENT OF PURCHASE AND SALE

      The Purchaser agrees to purchase the Assets from the Vendor and the Vendor agrees to sell the Assets to the Purchaser on the terms and conditions set forth herein. For greater certainty, it is the intention of the Parties that the Assets shall include the entire interest of the Vendor in assets located on or in the Garrington,

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      Garrington East and Westward Ho areas, which areas are indicated on the map attached hereto as Part VIII of Schedule "A", other than the Excluded Assets, provided that the Assets shall not include any interest of PrimeWest Royalty Corp. in assets located on or in such areas.

2.02  ALLOCATION OF PURCHASE PRICE

      Subject to the adjustments provided for in Article 4.00 and such other reductions as may be made pursuant to Article 8.00, the monetary consideration payable by the Purchaser to the Vendor for the Assets is $53,625,000.00, and shall be allocated among the Assets as follows:

      (1)   To Petroleum and Natural Gas Rights    $40,218,750.00

      (2)   To Tangibles*                          $13,406,249.00

      (3)   To Miscellaneous Interests             $         1.00
                                                   --------------

                                       TOTAL       $53,625,000.00

      The Parties have taken into account the Purchaser's assumption of responsibility for the future abandonment and reclamation costs associated with the Assets and the Vendor's release of responsibility therefor when they determined the Purchase Price.

      *The Parties will make a joint election under section 167 of the EXCISE TAX ACT so that GST will not be payable on the transfer of the Assets. The Parties will both execute the relevant GST form (the "GST Form") for Closing to effect that election. The Purchaser will file the GST Form with its GST return for the reporting period in which Closing occurs. The Purchaser will provide the Vendor with such supporting documentation as the Vendor may reasonably request in order to confirm that such election has been made and properly filed. The Purchaser will indemnify the Vendor for any claims, liabilities, actions, proceedings, demands, losses, costs, penalties, fines, damages and expenses which may be sustained or incurred by the Vendor, its directors, officers, agents and employees with respect to any failure of the Purchaser to file that election or any failure in acceptance by applicable governmental authorities of that election.


2.03  AMOUNT IN LIEU OF INTEREST

      At Closing, the Purchaser shall pay to the Vendor, in addition to the Purchase Price, an amount equal to the interest, if any, which would have accrued on the Purchase Price from, and including, the Effective Date to, and including, the day prior to the day on which Closing occurs, at a rate per annum equal to the Interest Rate, such interest accruing daily. The amount allocated to the

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      Petroleum and Natural Gas Rights referenced in Subclause 2.02(1) shall be increased by an amount equal to any amount paid by the Purchaser to the Vendor pursuant to this Clause 2.03.

2.04  PAYMENT OF PURCHASE PRICE

      The Purchase Price shall be paid by certified cheque or bank draft by the Purchaser as follows:

      (1) The delivery to the Vendor's Counsel of $5,362,500 representing a deposit (the "Deposit") towards the Purchase Price, payable upon execution of this Agreement by the Purchaser. The Deposit shall be held in trust by the Vendor's Counsel and dealt with as follows:

            (a) if Closing occurs, the Deposit together with all interest earned thereon shall be paid by the Vendor's Counsel to the Vendor at Closing for the Vendor's own account absolutely and shall be applied in partial satisfaction of the Purchase Price payable by the Purchaser hereunder;

            (b) if Closing does not occur due to a failure by the Purchaser to comply with any of the terms and conditions set out in Subclauses 9.03(1), 9.03(2), 9.03(3), 9.03(4) or 9.03(5) of
                  this Agreement, the Deposit together with all interest earned thereon shall be forfeited to and paid by the Vendor's Counsel to the Vendor for its own account absolutely as a genuine pre-estimate by the Vendor and the Purchaser of the liquidated damages, costs, losses and expenses to be suffered and incurred by the Vendor as a consequence of such failure by the Purchaser; provided that, if any Preferential Rights have been exercised by third parties, the amount to be paid by the Vendor's Counsel to the Vendor pursuant to this Paragraph 2.04(1)(b) shall be reduced by an amount (the "Refunded Amount") equal to the product of:

                  (i) the Deposit together with all interest earned thereon, multiplied by

                  (ii) the quotient of the aggregate value allocated to the portion of the Assets subject to the exercised Preferential Rights in accordance with Clause 8.05 divided by the Purchase Price (before any adjustments with respect to Preferential Rights);

                  and the Vendor's Counsel shall pay the Refunded Amount to the Purchaser; and

                                            9

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            (c)   if Closing does not occur for any reason or circumstance other than that described in Paragraph 2.04(1)(b), the Deposit together with all interest earned thereon shall be paid by the Vendor's Counsel to the Purchaser for the account of the Purchaser absolutely;

            provided that, in the event Closing does not occur, a Party entitled to be paid the Deposit and interest earned thereon, or any portion thereof, pursuant to this Subclause 2.04(1) shall issue a notice of entitlement in writing to the Vendor or the Purchaser, as applicable, and the Vendor's Counsel. The Vendor's Counsel shall pay the Deposit and interest earned thereon as directed by such notice, unless within two (2) Business Days of receipt thereof by the Vendor's Counsel the Vendor or the Purchaser, as applicable, objects to the payment by written notice to the Vendor's Counsel and the Party giving the notice of entitlement. In the event the Vendor's Counsel receives an objection notice within the specified time period, receives conflicting notices from each of the Vendor and the Purchaser or does not, within a reasonable time after it appears Closing will not occur, receive a notice of entitlement from either the Vendor or the Purchaser, the Vendor's Counsel shall pay the Deposit and interest earned thereon into the Court of Queen's Bench in Calgary, Alberta where the return or release of such monies will be subject to the resolution between the Vendor and the Purchaser of all matters relating thereto.


      (2) The delivery to the Vendor at Closing of the Purchase Price, less the Deposit together with all interest earned thereon, plus the interest payable pursuant to Clause 2.03, subject to any adjustments as provided in this Agreement.


3.00  CLOSING


3.01  TIME AND PLACE OF CLOSING

      Unless otherwise agreed in writing by the Parties, Closing shall take place at 10:00 a.m. Calgary time at the offices of the Vendor at 4700, 150
      - 6th Avenue S.W., Calgary, Alberta on the Closing Date.


3.02  EFFECTIVE DATE OF TRANSFER

      The transfer and assignment of the Assets from the Vendor to the Purchaser shall be effective as of the Effective Date, provided Closing occurs. Possession of the Assets, however, shall not pass to the Purchaser until immediately after Closing on the Closing Date, and the Vendor shall maintain the Assets on behalf of the Purchaser between the Effective Date and the Closing Date pursuant to the provisions of Article 5.00.

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3.03  DELIVERIES AT CLOSING

      (1)   At Closing, the Vendor shall deliver the following to the
            Purchaser:

            (a) a General Conveyance, in the form attached as Schedule "B", which has been executed by the Vendor;

            (b) the specific assignments, registerable transfers, novation agreements, trust agreements or other instruments prepared by the Vendor and required to convey the Vendor's interest in the Assets to the Purchaser, or a reasonable undertaking in respect thereof, provided that such documents shall not require the Vendor to assume or incur any obligation, or to provide any representation or warranty, beyond that contained in this Agreement;

            (c) copies of all waivers and exercises of Preferential Rights obtained by the Vendor with respect to the sale of the Assets to the Purchaser;

            (d) the Vendor's records, files, reports and data pertaining to the Assets, insofar as such delivery is permitted and required hereunder, or a reasonable undertaking in respect thereof, provided that, the Vendor may retain a photocopy of any original materials delivered to the Purchaser hereunder or, insofar as such materials relate directly to other assets in which the Vendor retains an interest, the Vendor may retain the original of those materials and provide a photocopy of them to the Purchaser, at the Vendor's expense;

            (e) a copy of a no interest letter given by Canadian Imperial Bank of Commerce ("CIBC") which confirms that the Assets are not subject to the security interest in CIBC's favour against the Vendor, or, if subject to such security interest, CIBC will release and discharges the Assets from that security interest;

            (f) a certificate dated as of the Closing Date executed by an officer of the Vendor that, to the best of the knowledge of such officer, the representations and warranties made in Clause 6.01 are true and correct at and as of the Closing Date;

            (g)   the GST Form, executed by the Vendor; and

            (h) such other documents as may be specifically required hereunder.

      (2)   At Closing, the Purchaser shall deliver the following to the
            Vendor:

            (a) the Purchase Price, less the Deposit, in accordance with Clause 2.04;

            (b) a General Conveyance in the form attached as Schedule "B", which has been executed by the Purchaser;

            (c) a certificate dated as of the Closing Date executed by an officer of the Purchaser that, to the best of the knowledge of such officer, the representations and warranties made in Clause 6.02 are true and correct at and as of the Closing Date;

            (d)   the GST Form, executed by the Purchaser; and

            (e) such other documents as may be specifically required hereunder.

3.04  COSTS OF REGISTRATION

      The Purchaser shall bear all costs incurred in registering any conveyances of title to the Assets to it and all costs of preparing and registering any further assurances required to convey the Assets to it. The Vendor shall register all such conveyances promptly.

4.00  ADJUSTMENTS

4.01  BENEFITS AND OBLIGATIONS TO BE APPORTIONED

      (1) All benefits and obligations of any kind and nature accruing, payable, paid, received or receivable with respect to the Assets (including, without limitation, maintenance, development, capital and operating costs, advances, payments with respect to the Permitted Encumbrances, proceeds from the sale of production, accounts receivable and incentives accruing pursuant to the Regulations) shall be apportioned, as of the Effective Date, between the Vendor and the Purchaser in accordance with generally accepted accounting principles, subject to the provisions of this Agreement. All costs of whatever nature pertaining to work performed or goods or services provided with respect to the Assets prior to the Effective Date shall be borne by the Vendor, notwithstanding that such costs may be payable in whole or in part after the Effective Date.

      (2) Notwithstanding the provisions of Subclause 4.01(1), all rentals and all similar payments required to preserve any of the Leases and all taxes (other than income taxes and taxes based on the volume of the production of Petroleum Substances) levied with respect to the Assets shall be apportioned between the Vendor and the Purchaser on a per diem basis as of the Effective Date, unless and to the extent that such allocation is waived by the Vendor.

      (3) Petroleum Substances which were produced, but not sold, as of the Effective Date shall be credited to the Vendor.

      (4) The Purchaser shall have the benefit of and pay to the Vendor the amount of all abandonment deposits paid by the Vendor to any governmental body in respect of the Assets and the Purchase Price shall be increased by the amount of same.

4.02  ADJUSTMENTS TO ACCOUNTS

      An interim accounting and adjustment shall be conducted for Closing, based on the Vendor's and the Purchaser's good faith estimate of all adjustments to be made for the transactions herein pursuant to this Article (which adjustments shall include estimates for the necessary adjustments for the month of December, 2001), and a final accounting and adjustment shall be conducted within six (6) months following the Closing Date. Subject to Clause 4.03 of this Agreement, the Parties shall not be obligated to make any adjustments after such six (6) month period unless such adjustment has been specifically requested, by notice, within such period or such adjustment arises out of an audit conducted by third parties under operating, unit or other joint venture agreements pertaining to the Assets. All adjustments shall be settled by payment by the Party required to make payment hereunder within fifteen (15) days of the Parties being mutually satisfied as to the accuracy of the final adjustments and of the determination of the amount owing.

4.03  RIGHT TO AUDIT

      During the six (6) month period following the Closing Date, the Purchaser may audit the books, records and accounts of the Vendor respecting the Assets, for the purpose of effecting adjustments pursuant to this Article. Such audit shall be conducted upon reasonable notice to the Vendor at the Vendor's offices during the Vendor's normal business hours, and shall be conducted at the sole expense of the Purchaser. Any claims of discrepancies disclosed by such audit shall be made in writing to the Vendor within one (1) months following the completion of such audit, and the Vendor shall either settle the discrepancies by payment to the Purchaser or respond in writing to any claims of discrepancies within three (3) months of receipt of notice of such claims.

5.00  MAINTENANCE OF BUSINESS

5.01  ASSETS TO BE MAINTAINED IN PROPER MANNER

      The Vendor shall continue to maintain the Assets in a proper and prudent manner in accordance with good oil field practice, all agreements applicable to the Assets and the Regulations until Closing. Until Closing, the Vendor shall continue to pay when due all expenses and other amounts payable in respect of the Assets and to comply with all of its obligations with respect to the Assets. The Vendor shall maintain its insurance respecting the Assets as exists on the date of this Agreement, if any, during the period between the date of this Agreement and the Closing Date.

5.02  MATERIAL COMMITMENTS

      (1) From the date of delivery of this executed Agreement until the Closing Date, the Vendor shall not, without the prior written consent of the Purchaser:

            (a) assume any obligation or commitment respecting the Assets which does not exist at the date of delivery of this executed Agreement, if the Vendor's share of the associated expenditure is estimated to exceed $25,000.00, except:
                  (i) for amounts that the Vendor is committed to expend or is deemed to authorize under any agreements with respect to the Assets without its specific authorization or approval; or (ii) to the extent that the Vendor reasonably determines that those expenditures or actions are necessary for the protection of life and property, provided that the Vendor will promptly notify the Purchaser of any such expenditure or actions;

            (b) sell, transfer or otherwise dispose of any of the Assets, except for: (i) sales of production of Petroleum Substances reasonably made by the Vendor in the ordinary course of business under sales arrangements permitted herein; or (ii) to the extent required to comply with any Preferential Rights;

            (c)   surrender or abandon any of the Assets;

            (d) amend any of the agreements with respect to the Assets (other than for processing of assignments by third parties in the ordinary course of business), terminate any of the agreements with respect to the Assets, enter into any new agreements respecting the Assets or vote on any mail ballot or other similar notice issued under the agreements with respect to the Assets;

            (e) subject to Clause 5.01 and Paragraph 5.02(1)(a), propose or initiate the exercise of any option arising as a result of the ownership of the Assets (including bidding rights at Crown sales, rights under area of mutual interest provisions and any Preferential Rights) or propose or initiate any operations with respect to the Assets that have not been commenced or committed to by the Vendor as of the date of this Agreement, if that exercise or option would result in an obligation of the Purchaser after the date of this Agreement or a material adverse effect on the value of any of the Assets, except that the Vendor may propose or initiate any operations on the Lands for, and may propose or initiate, the exercise of any right or option relative to, the preservation of any of the Leases or Assets; or

            (f) other than for Permitted Encumbrances, grant a security interest or any encumbrance with respect to any of the Assets.

      (2) Following the Closing, in any case where the Purchaser must be novated into the operating agreement or agreements governing any of the Assets, the following provisions shall apply with respect to those Assets until the novation has occurred:

            (a) the Vendor shall maintain the Assets (including the Leases) on behalf of the Purchaser at the Purchaser's sole cost and expense;

            (b) the Vendor shall not initiate any operations in respect of the Assets, except upon the written instruction of the Purchaser or if the Vendor reasonably determines that it is required for the protection of life or property, in which case the Vendor may take such actions as it reasonably determines are required without the written instruction of the Purchaser and shall promptly notify the Purchaser of such intention or actions and the Vendor's estimate of the costs and expenses associated therewith; and

            (c) the Vendor shall forthwith provide to the Purchaser all authorizations for expenditure, notices, specific information and other documents in respect of the Assets which it receives and shall respond to such authorizations for expenditure, notices, information and other documents pursuant to the written instructions of the Purchaser, if received on a timely basis, provided that the Vendor may (but shall not be obliged to) refuse to follow instructions which it reasonably believes to be unlawful or in conflict with an applicable contract.


5.03  VENDOR DEEMED AGENT OF PURCHASER

      (1) Insofar as the Vendor maintains the Assets and takes actions with respect thereto on behalf of the Purchaser pursuant to this Article, the Vendor shall be deemed to have been the agent of the Purchaser hereunder. The Purchaser ratifies all actions taken by the Vendor or refrained to be taken by the Vendor in accordance with the terms of this Article 5.00 in such capacity during such period, with the intention that all such actions shall be deemed to be those of the Purchaser, except where the Vendor has taken actions in relation to the Assets which constitute gross negligence or wilful misconduct.

      (2) Insofar as the Vendor participates in either operations or the exercise of rights or options as the agent of the Purchaser pursuant to this Article, the Vendor may require the Purchaser to secure the costs to be incurred by the Vendor on behalf of the Purchaser pursuant to such election in such manner as may be reasonably appropriate in the circumstances, provided that if Closing does not occur, any payments made by the Purchaser to the Vendor in accordance with Clause 5.01 and Subclause 5.02(1) shall be reimbursed by the Vendor to the Purchaser.

      (3) The Purchaser shall indemnify the Vendor and its directors, officers, servants, agents or employees against all liabilities, losses, costs (including reasonable legal costs on a solicitor-client basis), claims or damages which the Vendor or its directors, officers, servants, agents or employees may suffer or incur as a result of maintaining the Assets as the agent of the Purchaser pursuant to this Article, insofar as such liabilities, losses, costs, claims or damages are not a direct result of the gross negligence or wilful misconduct of the Vendor or its directors, officers, servants, agents or employees. An action or omission of the Vendor or its directors, officers, servants, agents or employees shall not be regarded as gross negligence or wilful misconduct, however, to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of the Purchaser.

5.04  TRANSFER OF LICENCES

      (1) The Vendor and the Purchaser shall execute at Closing and the Vendor shall submit, within five (5) Business Days after Closing, all well licence transfer applications (the "Application"), to the relevant government or governmental board or agency ("Governmental Body") with respect to the sale of the Assets in accordance with the terms of this Agreement. To the extent that the Governmental Body requires a security deposit (the "Security Deposit") to be provided to it prior to approving the Application, the Vendor shall provide to the Purchaser an estimate of the Security Deposit and the Purchaser hereby agrees to pay that Security Deposit, in the amount estimated by the Vendor or provided in a notice from the Governmental Body, to, and maintain that Security Deposit with, that Governmental Body in the manner that the Governmental Body determines necessary. The Purchaser shall pay the Security Deposit at the same time as the Application is submitted to the Governmental Body, or immediately upon notification to the Vendor and the Purchaser by the Governmental Body that such Security Deposit is required as a precondition to approval of the Application. If the Application and any Security Deposit are not submitted at Closing, the Purchaser shall pay to its solicitor's trust account at Closing an amount reasonably determined by the Vendor to be the Security Deposit required with respect to the sale of the Assets in accordance with the terms of this Agreement and such amount shall be paid by the Purchaser's solicitor to the Governmental Body upon written notice from the Vendor.

      (2) In the event that a substantial portion of the Application is not approved by the Governmental Body within a reasonable period of time after Closing, this Agreement shall, at the option of either the Vendor or the Purchaser, acting reasonably, be rescinded by notice to the other Party, and the Purchaser shall, within five
            (5) Business Days thereafter, reassign the Assets back to the Vendor free and clear of any encumbrances, other than the Permitted Encumbrances, and reimburse the Vendor for any related net revenues received by the Purchaser prior to such reassignment and the Vendor shall repay to the Purchaser the amount paid at Closing, with interest, together with the amount of any related third party expenditures made by the Purchaser on the Assets prior to such date. The Purchaser shall also indemnify and hold the Vendor and its directors, officers, servants, agents or employees harmless from and against all liabilities, losses, costs (including reasonable legal costs on a solicitor-client basis), claims or damages which the Vendor or its directors, officers, servants, agents or employees may suffer or incur as a result of any act done by the Purchaser with respect to the Assets from the Closing Date until such reasonable time as the Assets are reassigned to the Vendor pursuant to this Subclause 5.04(2).

      (3) In the event that anything less than a substantial portion of the Application is not approved by the Governmental Body within a reasonable period of time after Closing, this Agreement, insofar as it pertains to the Assets subject to that portion of the Application that is not approved by the Governmental Body, shall, at the option of the Vendor or Purchaser, acting reasonably, be rescinded and the Purchaser shall, within five (5) Business Days thereafter, reassign the Assets back to the Vendor free and clear of any encumbrances, other than Permitted Encumbrances, and reimburse the Vendor for any related net revenues received by the Purchaser prior to such reassignment and the Vendor shall repay to the Purchaser the amount paid at Closing, with interest, together with the amount of any related third party expenditures made by the Purchaser on the Assets prior to such date. The Purchaser shall also indemnify and hold the Vendor and its directors, officers, servants, agents or employees harmless from and against all liabilities, losses, costs (including reasonable legal costs on a solicitor-client basis), claims or damages which the Vendor or its directors, officers, servants, agents or employees may suffer or incur as a result of any act done by the Purchaser with respect to the Assets from the Closing Date until such reasonable time as the Assets are reassigned to the Vendor pursuant to this Subclause 5.04(3).

      (4) For the purposes of the preceding Subclauses 5.04(2) and 5.04(3), a substantial portion of the Application means at least fifty (50%) percent of the submitted Application.


6.00  REPRESENTATIONS AND WARRANTIES OF PARTIES

6.01  VENDOR'S REPRESENTATIONS AND WARRANTIES

      The Vendor represents and warrants to the Purchaser that:

      (1) STANDING: The Vendor is a corporation validly subsisting and registered under the laws of the Province of Alberta, and is authorized to carry on business in the jurisdiction(s) where the Lands are located;

      (2) REQUISITE AUTHORITY: The Vendor has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

      (3) NO CONFLICT: The execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

            (a) any term or provision of the articles, by-laws or other governing documents of the Vendor;

            (b) any agreement, instrument, permit or authority to which the Vendor is a party or by which the Vendor is bound; or

            (c) the Regulations or any judicial order, award, judgment or decree applicable to the Vendor or the Assets;

      (4) EXECUTION AND ENFORCEABILITY: The Vendor has taken all actions necessary to authorize the execution and delivery of this Agreement and all other documents to be executed by it hereunder, and, as of the Closing Date, the Vendor shall have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by the Vendor, and this Agreement and all other documents executed and delivered on behalf of the Vendor hereunder shall constitute valid and binding obligations of the Vendor enforceable in accordance with their respective terms and conditions;

      (5) RESIDENCY FOR TAX PURPOSES: The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

      (6) NO FINDERS' FEES: The Purchaser shall not have any responsibility for any obligation or liability, contingent or otherwise, for brokers' or finders' fees, if any, incurred by the Vendor with respect to the transactions herein;

      (7) LAWSUITS AND CLAIMS: There are no unsatisfied judgments, claims, proceedings, actions, governmental investigations or lawsuits in existence, or to the best of the information, knowledge and belief of the Vendor, contemplated or threatened against or with respect to the Assets or the interest of the Vendor therein other than as described in Schedule "A";

      (8) ENCUMBRANCES: The Vendor does not warrant its title to the Assets, but does warrant that the interest of the Vendor in the Assets is free and clear of any and all liens, mortgages, pledges, claims, options, preferential rights of purchase, encumbrances, overriding royalties, net profits interests or other burdens created by, through or under the Vendor other than the Permitted Encumbrances;

      (9) PAYMENT OF ROYALTIES AND TAXES: To the best information, knowledge and belief of the Vendor, all Crown royalties and all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, the Vendor's ownership of the Assets, the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom that are payable by the Vendor and which accrued prior to the Effective Date, will have been properly and fully paid and discharged in the manner and at the time prescribed by the Crown Leases and the Regulations;

      (10) SALE AGREEMENTS: Except as identified in Schedule "A", the Petroleum and Natural Gas Rights are not subject to any agreement for the sale of Petroleum Substances therefrom which the Purchaser is required to assume that requires the sale of more than thirty-one (31) days of production (without an early termination penalty or other cost);

      (11)  ENVIRONMENTAL MATTERS:  The Vendor is not aware of:

            (a) and has not received any orders or directives under the Regulations which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects or for which outstanding obligations exist thereunder or which could prohibit the operation of the Assets substantially in the manner in which they were operated as of the date hereof;

            (b) and has not received any demand or notice issued under the Regulations with respect to the breach of any environmental, health or safety law applicable to the Assets, including, without limitation, any Regulations respecting the release, use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date; and

            (c) any particular existing circumstances which relates to environmental matters that it reasonably believes to be material and a reportable event under the Regulations;

            except as have been specifically disclosed in writing by the Vendor to the Purchaser prior to the Vendor's submission of this Agreement to the Purchaser for the Purchaser's execution, or are general industry obligations which apply to the Vendor's operations in general and not to the Assets specifically;

      (12) AUTHORIZED EXPENDITURES: There are no outstanding authorizations for expenditure or outstanding financial commitments respecting the Assets, pursuant to which expenditures are or may be required by the Purchaser as a result of the acquisition of the Assets or in respect of which any amount is outstanding, other than as a result of its assumption of the

            Permitted Encumbrances or as set out in Schedule "A" or as may be authorized on behalf of the Purchaser hereunder;

      (13) QUIET ENJOYMENT: Subject at all times to the Vendor's other representations and warranties made pursuant to this Clause, the Permitted Encumbrances and the satisfaction of the obligations required to maintain the Leases in good standing by the applicable lessees, the Purchaser may, from and after the Closing Date for the residue of the term of the Leases, take possession of, hold and utilize the Assets for Purchaser's own use and benefit without any interruption by the Vendor or any other person claiming by, through or under the Vendor;

      (14) DISCLOSURE OF DOCUMENTS: All material documents and agreements affecting the title to the Assets or production or revenue from the Assets will have been made available by the Vendor to the Purchaser by the Closing Date, with the exception of those contracts for the sale of Petroleum Substances which have a term equal to or less than thirty-one (31) days;

      (15) ELIGIBILITY: The Vendor is eligible under the Regulations to transfer the applicable licences and approvals for any Vendor-operated Assets;

      (16) ONGOING ACTIVITIES: In respect of activities related to the Assets which are ongoing as at the Effective Date, the Vendor, where operator, holds all necessary permits and licences required for the completion of such activities, but may require further licences, permits, approvals and similar rights and privileges to operate the Assets after such completion is effected;

      (17) ABANDONMENT AND RECLAMATION: To the best of the Vendor's knowledge, where it has not operated the Assets, all abandonment and reclamation operations have been conducted in accordance with generally accepted oil and gas industry practice and material compliance with all applicable Regulations;

      (18) AREA OF MUTUAL INTEREST: To the best of the Vendor's knowledge, the Assets are not subject to any area of mutual interest obligations; and

      (19) MATERIAL FACTS: The Vendor has disclosed to the Purchaser all facts or circumstances of which it has knowledge which could reasonably be expected to have a material adverse effect on the Assets; provided that the Vendor shall be deemed to have disclosed to the Purchaser all information contained within the following:

            (a) all records, files, documents and other materials provided in the data room located at the premises of Waterous Securities Inc.;

            (b) all records, files, documents and other materials made available for review at the Vendor's premises;

            (c) all documents and other materials which the Vendor has provided, or caused to be provided, to the Purchaser at the Purchaser's premises; or

            (d)   all written correspondence from the Vendor to the Purchaser.

6.02  PURCHASER'S REPRESENTATIONS AND WARRANTIES

      The Purchaser represents and warrants to the Vendor that:

      (1) STANDING: The Purchaser is a corporation validly subsisting under the laws of its jurisdiction of incorporation, and duly registered and authorized to carry on business in the jurisdiction(s) in which the Lands are located;

      (2) REQUISITE AUTHORITY: The Purchaser has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

      (3) NO CONFLICT: The execution and delivery of this Agreement and the completion of the purchase of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with;

            (a) any term or provision of the articles, by-laws or other governing documents of the Purchaser; or

            (b) the Regulations or any judicial order, award, judgment or decree applicable to the Purchaser;

      (4) EXECUTION AND ENFORCEABILITY: The Purchaser has taken all actions necessary to authorize the execution and delivery of this Agreement and all other documents to be executed by it hereunder, and, as of the Closing Date, the Purchaser shall have taken all actions necessary to authorize and complete the purchase of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by the Purchaser, and this Agreement and all other documents executed and delivered on behalf of the Purchaser hereunder shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms and conditions;

      (5) COMPLIANCE WITH LAWS: The Purchaser has made all payments to, and is in compliance with all obligations imposed by, Governmental Bodies as are necessary to permit the Purchaser to complete the sale of the Assets in accordance with the terms of this Agreement;

      (6) RESIDENCY FOR TAX PURPOSES: The Purchaser is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

      (7) NO SALES COMMISSION: The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the transactions herein for which the Vendor shall have any responsibility;

      (8) INVESTMENT CANADA ACT: The Purchaser shall comply with the Investment Canada Act to the extent, if any, that it is applicable to the transactions herein; and

      (9) PURCHASER AS PRINCIPAL: The Purchaser is acquiring the Assets in its capacity as a principal, and is not purchasing the Assets for the purpose of resale or distribution to a third party.

6.03  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      Each Party acknowledges that the other is intended to rely on the representations and warranties made by such Party pursuant to Clauses 6.01 or 6.02, as the case may be. The representations and warranties in Clauses
      6.01 and 6.02 shall be true on the Effective Date and on the Closing Date, and such representations and warranties shall continue to be true or complied with for a period of twelve (12) months following the Closing Date, for the benefit of the Party for which such representations and warranties were made. In the absence of fraud, no claim or action shall be commenced with respect to a breach of any such representation or warranty, unless, within such period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.

6.04  NO ADDITIONAL REPRESENTATIONS OR WARRANTIES BY VENDOR

      (1) The Vendor makes no representations or warranties to the Purchaser in addition to those expressly enumerated in Clause 6.01. Except and to the extent provided in Clause 6.01, the Vendor does not warrant title to the Assets or make representations or warranties with respect to: (i) the quantity, quality or recoverability of Petroleum Substances respecting the

            Lands; (ii) any estimates of the value of the Assets or the revenues applicable to future production from the Lands; (iii) any engineering, geological or other interpretations or economic evaluations respecting the Assets; (iv) the rates of production of Petroleum Substances from the Lands; (v) the quality, condition or serviceability of the Assets; or (vi) the suitability of their use for any purpose. Without restricting the generality of the foregoing, the Purchaser acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of the Vendor's interests in the Assets, including, without limitation, a review of the Vendor's title thereto, and the state and condition thereof and that it has relied, together with the Vendor's representations and warranties set forth in Clause 6.01, on such investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets.

      (2)   Except with respect to the representations and warranties in Clause
            6.01 or in the event of fraud, the Purchaser forever releases and discharges the Vendor and its directors, officers, servants, agents and employees from any claims and all liability to the Purchaser or the Purchaser's assigns and successors, as a result of the use or reliance upon advice, information or materials pertaining to the Assets which was delivered or made available to the Purchaser by the Vendor or its directors, officers, servants, agents or employees prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports and interpretative or non-factual materials prepared by or for the Vendor, or otherwise in the Vendor's possession.

6.05  NO MERGER

      The representations and warranties in Clauses 6.01 and 6.02 shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Assets from the Vendor to the Purchaser and there shall not be any merger of any of such representations or warranties in such assignments, conveyances, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

6.06  AWARENESS OF BREACH

      The Purchaser hereby acknowledges and agrees that, as at the date hereof, it is not aware of any matter the occurrence or existence of which would result in a representation or warranty of the Vendor under this Agreement being untrue.

7.00  THIRD PARTY RIGHTS AND CONSENTS


7.01  CONSENTS UNDER SALES AGREEMENTS

      The Parties acknowledge that the consent to assignment from buyers under production sales agreements included in the Assets may not be obtainable until after Closing. The Parties shall cooperate in seeking such consents.


7.02  OPERATORSHIP AND THIRD PARTIES

      Nothing in this Agreement shall be interpreted as any assurance by the Vendor that the Purchaser will be able to serve as operator with respect to any of the Assets in which interests are held by third parties, whether or not such Assets are presently operated by the Vendor.


8.00  PURCHASER'S REVIEW


8.01  VENDOR TO PROVIDE ACCESS

      The Vendor shall, subject to the Regulations and all contractual and fiduciary obligations and limits:

      (1) at the Vendor's office during normal business hours or at such other time as the Parties agree to, acting reasonably, provide the Purchaser and its nominees reasonable access to the Vendor's records, files and documents directly relating to the Assets, for the purpose of the Purchaser's review of the Assets and the Vendor's title thereto, including, without limitation, the Leases and applicable operating agreements, unit agreements, overriding royalty agreements and production sale contracts; and

      (2) provide the Purchaser and its nominees with a reasonable opportunity to inspect the Assets at the Purchaser's sole cost, risk and expense, insofar as the Vendor can reasonably provide such access to the Assets.


8.02  TITLE DEFICIENCIES

      The Purchaser shall from time to time but no later than 5:00 p.m. on December 6, 2001, except as otherwise provided in Subclause 8.03(2) for refused Consent Rights, give written notice to the Vendor describing in reasonable detail all Title Deficiencies relating to the Assets which adversely affect the title and which the Purchaser requires to have remedied. The Vendor shall use reasonable efforts to promptly remedy the Title Deficiencies specified by the Purchaser and notify the Purchaser of same five (5) Business Days prior to the Closing Date and the Purchaser shall notify the Vendor within two (2) Business Days after the Vendor has provided such remedies to the Purchaser if the Title Deficiencies are not remedied to the Purchaser's satisfaction. If all Title Deficiencies are not remedied to the Purchaser's satisfaction, acting reasonably, prior to 5:00 p.m. on the third (3rd) Business Day before the Closing Date, the Purchaser shall elect by written notice prior to 5:00 p.m. on the second
      (2nd) Business Day before the Closing Date:

      (1) with the agreement of the Vendor, to grant a further period of time within which the Vendor may remedy the uncured Title Deficiencies, to the Purchaser's satisfaction, acting reasonably, or

      (2) subject to Clause 8.03, to waive the unremedied Title Deficiencies and proceed with the completion of the transaction contemplated by this Agreement, or

      (3)   to terminate this Agreement, and Clause 17.05 shall apply.


8.03  PREFERENTIAL RIGHT OF PURCHASE AND CONSENT RIGHTS

      (1) Each preferential right of purchase requiring the procurement of a waiver from a third party prior to disposition of any of the Assets ("Preferential Right") shall not constitute a Title Deficiency. If any portion of the Assets is subject to a Preferential Right made effective as a result of this Agreement, then the Vendor shall, upon execution of this Agreement and after consultation with the Purchaser, promptly serve all notices required under the Preferential Right. If a Preferential Right remains outstanding on the Closing Date, closing in respect of the Assets subject to the unexercised outstanding Preferential Right shall be postponed to the date which is the fifth (5th) Business Day following the waiver or lapse of the Preferential Right, and Closing in respect of that portion of the Assets not subject to Preferential Rights or in respect of which Preferential Rights have been waived or lapsed shall proceed on the Closing Date. If a Preferential Right is exercised, that portion of the Assets subject to the exercised Preferential Right shall be excluded from this Agreement in accordance with Clause 8.04. The Purchaser may not waive the existence or operation of any Preferential Right.

      (2) If any of the Assets are subject to a right or restriction other than a Preferential Right but requiring the procurement of a consent from a third party prior to the disposition of the Assets ("Consent Right") to the Purchaser, the Vendor shall, upon execution of this Agreement, serve all notices and request all consents required to permit the conveyance of the Assets to the Purchaser without contravening any Consent Right. Failure by the Vendor to obtain consents for all Consent Rights on or prior to Closing Date, except for Consent Rights for which consent is refused, shall not constitute grounds for failing to complete the sale and purchase of the Assets, shall not constitute a Title Deficiency and shall not constitute a breach of any of the Vendor's representations and warranties. The Vendor shall give written notice to the Purchaser of all Consent Rights for which consents are either granted or refused. If any third party notifies the Vendor that it refuses to give the consent required by the Consent Right, the refusal may at the Purchaser's option be treated as a Title Deficiency under Clause 8.02. If the Purchaser chooses that option under Clause 8.02, notice of that Title Deficiency shall be given by the Purchaser to the Vendor no later than two (2) Business Days after the Vendor has notified the Purchaser of the refusal, otherwise it shall not constitute a Title Deficiency.


8.04  EXCLUDED ASSETS

      If a portion of the Assets is excluded pursuant to the provisions of Subclause 8.03(1), then:

            (a) the definitions "Assets", "Petroleum and Natural Gas Rights", "Miscellaneous Interests" and "Tangibles" shall in this Agreement and related documents be construed as referencing the non-excluded portion of those definitions, and

            (b) the Purchase Price shall be reduced by the portion of the aggregate value allocated, pursuant to Clause 8.05, to the portion of the Assets excluded under this Agreement.


8.05  VALUE OF THE ASSETS

      The Purchaser, acting reasonably and in good faith and after consultation with the Vendor, shall allocate a value, in writing, for each of the parcels comprising the Assets that are subject to Preferential Rights. The Purchaser hereby indemnifies and saves the Vendor harmless from and against all claims, liabilities, actions, proceedings and costs (including costs on a solicitor and client basis) which may be brought against or suffered by the Vendor arising through or attributable to the Purchaser's allocation of the Purchase Price to those Assets subject to Preferential Rights.


9.00  CONDITIONS TO CLOSING


9.01  REQUIRED CONSENTS

      The Purchaser and the Vendor shall each use their best efforts to obtain all approvals required under the Regulations and any and all consents of third parties required. The Parties acknowledge that the acquisition of consents which would not have a material adverse effect on the Assets shall not be a condition precedent to Closing.


9.02  CONDITIONS FOR BENEFIT OF PURCHASER

      The obligation of the Purchaser to complete the purchase hereunder is subject to the following conditions precedent:

      (1) MATERIAL COMPLIANCE BY VENDOR: The Vendor shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Closing Date;

      (2) NO SUBSTANTIAL DAMAGE: There shall have been no damage to or alteration of any of the Assets between the date of this Agreement and the Effective Date, whichever is earlier, and the Closing Date which, in the Purchaser's reasonable opinion, would materially and adversely affect the value of the Assets, except and to the extent approved in writing by the Purchaser, provided that a change in the prices at which Petroleum Substances may be sold in no event shall be regarded as material damage to or an alteration of the Assets;

      (3) DELIVERY OF CONVEYANCE DOCUMENTS: The Vendor shall have delivered to the Purchaser those of the Conveyance Documents described in Paragraph 3.03(1)(a) executed by the Vendor and those other documents and materials described in Paragraphs 3.03(1)(b) and 3.03(1)(d) which are to be provided to the Purchaser at Closing, provided that in respect of those other documents and materials described in Paragraphs 3.03(1)(b) and 3.03(1)(d), the Vendor shall be entitled to deliver at Closing a reasonable undertaking, provided documents and materials relating to surface leases and related matters shall be made within forty-five (45) days of Closing;

      (4) REPRESENTATIONS AND WARRANTIES: All representations and warranties of the Vendor contained in this Agreement shall be true in all material respects at and as of the Effective Date and the Closing Date and the Vendor shall provide a certificate confirming same as contemplated in Paragraph 3.03(1)(f);

      (5) OTHER CLOSING DELIVERIES: The Vendor shall have delivered to the Purchaser the documents contemplated in Paragraphs 3.03(1)(c), 3.03(1)(e) and 3.03(1)(g) of the Agreement; and

      (6) COMPETITION ACT: If the Vendor and the Purchaser determine that the transaction contemplated by this Agreement is subject to Part IX of the COMPETITION ACT (Canada) then: (i) the Vendor and the Purchaser shall each have filed all notices and information required under
            Part IX of the COMPETITION ACT (Canada) and the applicable waiting period shall have expired; or (ii) the Parties shall have received an Advance Ruling Certificate ("ARC") pursuant to Section 102 of the COMPETITION ACT (Canada) stating that the Commissioner of Competition (the "Commissioner") is satisfied that he would not have sufficient grounds on which to apply for an order in respect of the transaction contemplated by the Agreement; or (iii) the Commissioner or a person authorized by the Commissioner shall have waived the obligation under Part IX of the COMPETITION ACT (Canada) to notify the Commissioner and supply information because substantially similar information has been previously supplied in relation to a request for an ARC and the Commissioner shall have confirmed in writing that his review of the transaction contemplated in the Agreement is completed and that he has no immediate grounds on which to apply for an order under Section 92 of the COMPETITION ACT (Canada).


9.03  CONDITIONS FOR BENEFIT OF VENDOR

      The obligation of the Vendor to complete the sale hereunder is subject to the following conditions precedent:

      (1) MATERIAL COMPLIANCE BY PURCHASER: The Purchaser shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

      (2) PAYMENT OF PURCHASE PRICE: The Purchaser shall have tendered to the Vendor the Purchase Price in the manner provided for in Clause 2.04, subject to any adjustments provided for in Article
            4.00 and any other adjustment expressly provided for herein;

      (3) DELIVERY OF CONVEYANCE DOCUMENTS: The Purchaser shall have delivered to the Vendor at least one copy of the Conveyance Documents described in Paragraph 3.03(2)(b) executed by the Purchaser;

      (4) REPRESENTATIONS AND WARRANTIES: All representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects at and as of the Effective Date and the Closing Date and the Purchaser shall provide a certificate confirming same as contemplated in Paragraph 3.03(2)(c);

      (5) OTHER CLOSING DELIVERIES: The Purchaser shall have delivered to the Vendor the document contemplated in Paragraph 3.03(2)(d) of the Agreement;


      (6) COMPETITION ACT: If the Vendor and the Purchaser determine that the transaction contemplated by this Agreement is subject to Part IX of the COMPETITION ACT (Canada) then: (i) the Vendor and the Purchaser shall each have filed all notices and information required under
            Part IX of the COMPETITION ACT (Canada) and the applicable waiting period shall have expired; or (ii) the Parties shall have received an Advance Ruling Certificate ("ARC") pursuant to Section 102 of the COMPETITION ACT (Canada) stating that the Commissioner of Competition (the "Commissioner") is satisfied that he would not have sufficient grounds on which to apply for an order in respect of the transaction contemplated by the Agreement; or (iii) the Commissioner or a person authorized by the Commissioner shall have waived the obligation under Part IX of the COMPETITION ACT (Canada) to notify the Commissioner and supply information because substantially similar information has been previously supplied in relation to a request for an ARC and the Commissioner shall have confirmed in writing that his review of the transaction contemplated in the Agreement is completed and that he has no immediate grounds on which to apply for an order under Section 92 of the COMPETITION ACT (Canada); and


      (7) BOARD APPROVAL: On or before November 23, 2001, the Vendor shall have received approval from its Board of Directors to complete the transaction contemplated herein.


9.04  WAIVER OF CONDITIONS

      The conditions in Clauses 9.02 and 9.03 are for the sole benefit of the Purchaser and the Vendor respectively. The Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, by written notice to the other Party.


9.05  FAILURE TO SATISFY CONDITIONS

      In the event any of the conditions in Clauses 9.02 or 9.03 has not been satisfied at or before the earlier of the Closing Date or the date for satisfaction of the condition specified therein and such condition has not been waived by the Party for the benefit of which such condition has been included on or before such date, such Party may terminate this Agreement by written notice to the other Party.

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10.00 CONFIDENTIALITY


10.01 PURCHASER'S OBLIGATION TO MAINTAIN INFORMATION CONFIDENTIAL

      Information respecting the Assets shall be retained in confidence and used only for the purposes of this acquisition, provided that upon Closing, the Purchaser's rights to use or disclose such information shall be subject to any operating, unit or other agreements that may apply thereto. Any additional information obtained as a result of such access which does not relate to the Assets shall continue to be treated as confidential and shall not be used by the Purchaser without the prior written consent of the Vendor. However, the restrictions on disclosure and use of information in this Agreement shall not apply to information to the extent it:

      (1) is or becomes publicly available through no act or omission of the Purchaser or its consultants or advisors;

      (2) is subsequently obtained lawfully from a third party, which, after reasonable inquiry, the Purchaser does not know to be bound to the Vendor to restrict the use or disclosure of such information; or

      (3) is already in the Purchaser's possession at the time of disclosure, without restriction on disclosure.

      However, specific items of information shall not be considered to be in the public domain merely because more general information respecting the Assets is in the public domain.


10.02 CONSULTANTS AND ADVISORS BOUND

      If the Purchaser employs consultants, advisors or agents to assist in its review of the Assets pursuant to Article 8.00, the Purchaser shall be responsible to the Vendor for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in Clause 10.01.


10.03 CONFIDENTIALITY AGREEMENT

      The obligations of the Purchaser pursuant to this Article are in addition to and not in substitution for the obligations of the Purchaser under any confidentiality agreement made between the Vendor or its agent and the Purchaser with respect to information pertaining to the Assets.

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11.00 DEFAULT


11.01 REMEDIES OF INJURED PARTY

      If a Party (hereinafter referred to as the "Defaulting Party") fails to comply with any of the terms and conditions of this Agreement such that Closing does not occur, the other Party (hereinafter referred to as the "Injured Party") shall treat the Agreement as terminated by reason of the non-fulfilment of the obligations of the Defaulting Party. To the extent the Purchaser is the Defaulting Party, the Injured Party shall be entitled only to the remedy set forth in Paragraph 2.04(1)(b) and to the extent the Vendor is the Defaulting Party, the Injured Party shall have the right to the return of the Deposit and interest earned thereon and to those remedies available to it at law or equity with respect to such default.


11.02 INTEREST ACCRUES ON AMOUNTS OWING

      Any amount owing to a Party by the other Party pursuant to any provision of this Agreement after Closing and remaining unpaid shall bear compound interest, as computed monthly, from the day such amount was due to be paid until the day such amount was paid, at the rate of two (2%) percent per annum above the Interest Rate, regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder.


12.00 LIABILITY AND INDEMNIFICATION


12.01 RESPONSIBILITY OF VENDOR

      Subject to Clauses 12.04 and 12.05 and provided that Closing has occurred, the Vendor shall:

      (1) be liable to the Purchaser for all losses, costs, damages and expenses whatsoever which the Purchaser may suffer, sustain, pay or incur; and

      (2) indemnify and save the Purchaser and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Purchaser, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

      as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring or accruing prior to the Effective Date, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Purchaser or are caused by the gross negligence or wilful misconduct of the Purchaser, its directors, officers, servants, agents, employees or assigns. The responsibility prescribed by this Clause, however, does not provide either an extension of any representation or warranty contained in Clause 6.01 or an additional remedy for the Vendor's breach of such a representation or warranty. No claim or action may be commenced by the Purchaser under this Clause, unless, within two (2) years following the Closing Date, written notice describing the claim in reasonable detail has been provided to the Vendor, and the Purchaser hereby waives any rights it may have at law or otherwise to commence such a claim or action after that period.

12.02 RESPONSIBILITY OF PURCHASER

      Subject to Clause 12.05 and provided that Closing has occurred, the Purchaser shall:

      (1) be liable to the Vendor for all losses, costs, damages and expenses whatsoever which the Vendor may suffer, sustain, pay or incur; and

      (2) indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

      as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring or accruing on or subsequent to the Effective Date, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Vendor or are caused by the gross negligence or wilful misconduct of the Vendor, its directors, officers, servants, agents, employees or assigns. The responsibility prescribed in this Clause, however, does not provide either an extension of any representation and warranty contained in Clause 6.02 or an additional remedy for the Purchaser's breach of such a representation or warranty.


12.03 ASSETS ACQUIRED ON "AS IS" BASIS

      Notwithstanding the foregoing provisions of this Article, the Purchaser acknowledges that it is acquiring the Assets on an "as is" basis, as of the Effective Date. The Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that the Vendor has provided the Purchaser with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of the Purchaser (insofar as the Vendor could reasonably provide such access) and that the Purchaser is not relying upon any representation or warranty of the Vendor as to the condition, environmental or otherwise, of the Assets, except as are specifically made pursuant to Clause 6.01.

12.04 LIMIT ON RESPONSIBILITY

      Except in the case of fraud by the Vendor, in no event shall the total of the liabilities and indemnities of the Vendor under this Agreement, including, without limitation, any claims relating to its representations and warranties, exceed the Purchase Price.


12.05 ASSUMPTION OF ENVIRONMENTAL LIABILITIES AND OBLIGATIONS

      Provided that Closing has occurred, the Purchaser agrees that, as of the Effective Date, it shall:

      (1) be solely liable and responsible for any and all losses, costs, damages and expenses which the Vendor may suffer, sustain, pay or incur; and

      (2) indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from any and all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

      as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with, whether occurring before or after the Effective Date, any environmental liabilities or obligations pertaining to the acquired Assets, or any of them, including, without limitation, damage from or removal of hazardous or toxic substances, clean-up, well abandonment and reclamation. Nothing in this Clause shall operate either to limit any representation or warranty made by the Vendor pursuant to Clause 6.01 or to affect the Purchaser's right to make a claim against the Vendor for the breach of such representation or warranty. Once Closing has occurred, except for liabilities associated with the Excluded Assets, the Purchaser shall be solely responsible for all environmental liabilities and obligations respecting the Lands, the abandonment of all wells on the Lands and the reclamation of the Lands, and hereby releases the Vendor from any claims the Purchaser may have against the Vendor with respect to all such liabilities and responsibilities.

12.06 NO MERGER OF LEGAL RESPONSIBILITIES

      The liabilities and indemnities created in this Article shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations, trust agreements and other documents conveying any of the Assets from the Vendor to the Purchaser, notwithstanding the terms of such assignments, transfers, conveyances, novations and other documents, the Regulations or any rule of law or equity to the contrary, and all such rules are hereby waived.


12.07 SUBSTITUTION AND SUBROGATION

      Insofar as is possible, each Party shall have full rights of substitution and subrogation in and to all covenants, representations and warranties by others previously given or made in respect of the Assets or any of them.


12.08 RESPONSIBILITY EXTENDS TO LEGAL COSTS

      Notwithstanding any provision to the contrary contained in this Article, references to costs in the liability and indemnification obligations prescribed by Clauses 12.01, 12.02 and 12.05 shall be deemed to include reasonable legal costs on a solicitor-client basis.


12.09 NO CONSEQUENTIAL DAMAGES

      No claim for indemnification may be made by either Party in respect of incidental or consequential losses, including, without limitation, indirect damages, loss of profits and economic losses.


13.00 WAIVER


13.01 WAIVER MUST BE IN WRITING

      No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.


14.00 ASSIGNMENT

14.01 ASSIGNMENTS BEFORE CLOSING

      Prior to Closing, neither Party may assign its interest in or under this Agreement or to the Assets without the prior written consent of the other Party.

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14.02 ASSIGNMENTS BY PURCHASER AFTER CLOSING

      No assignment, transfer or other disposition of this Agreement or all or any portion of the Assets by the Purchaser after Closing shall relieve the Purchaser from its obligations to the Vendor herein. The Vendor shall have the option to claim payment or performance of such obligations from the Purchaser or the assignee or transferee, and to bring proceedings in the event of default against either or all of them, provided that nothing herein shall entitle the Vendor to receive duplicate payment or performance of the same obligation.


15.00 NOTICE


15.01 SERVICE OF NOTICE

      Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

      (1) personally, by delivering the notice to the Party on which it is to be served at that Party's address for service. Personally served notices shall be deemed to be received by the addressee when actually delivered as aforesaid, provided that such delivery shall be during normal business hours on any Business Day. If a notice is not delivered on such a Business Day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first Business Day next following the time of the delivery; or

      (2) by fax directed to the Party on which it is to be served at that Party's address for service. A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any Business Day or at the commencement of the next ensuing Business Day following transmission if such notice is not received during such normal business hours.


15.02 ADDRESSES FOR NOTICES

      The address for service of notices hereunder of each of the Parties shall be as follows:

      VENDOR:              PrimeWest Energy Inc.
                           4700, 150 - 6th Avenue S.W.
                           Calgary, Alberta T2P 3Y7
                           ATTENTION: Land Manager
                           Fax: (403) 234-6671

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      with a copy to:      PrimeWest Energy Inc.
                           P.O. Box 20024
                           Calgary, Alberta T2P 4J2
                           ATTENTION: Land Manager

      PURCHASER:           Addison Energy Inc.
                           Suite 950, 633 - 6th Avenue, S.W.
                           Calgary, Alberta  T2P 2Y5
                           ATTENTION:  Land Manager
                           Fax: (403) 216-8315
                           Phone: (403) 216-2730

15.03 RIGHT TO CHANGE ADDRESS

      A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.


16.00 PUBLIC ANNOUNCEMENTS


16.01 PARTIES TO DISCUSS PRESS RELEASES

      The Parties shall cooperate with each other in relaying to third parties information concerning this Agreement and the transactions contemplated herein, and shall discuss drafts of all press releases and other releases of information for dissemination to the public pertaining hereto. However, nothing in this Clause shall prevent a Party from furnishing any information to any governmental agency or regulatory authority or to the public, insofar only as is required by the Regulations or securities laws applicable to such Party, provided that a Party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other Party with a draft of such statement a sufficient time prior to its release to enable such other Party to review such draft and advise that Party of any comments it may have with respect thereto.


16.02 SIGNS AND NOTIFICATION TO GOVERNMENTAL AGENCIES

      Following Closing, the Vendor may remove any signs which indicate the Vendor's ownership or operation of the Assets. If the Purchaser will be the operator of the Assets, it shall be the responsibility of the Purchaser to erect or install any signs required by the Regulations. In addition, the Purchaser shall be responsible for advising governmental agencies, contractors, suppliers and other affected third parties of the Purchaser's interest in the Assets.

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17.00 MISCELLANEOUS PROVISIONS


17.01 FURTHER ASSURANCES

      At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfil their respective obligations under this Agreement. The Vendor shall cooperate with the Purchaser as reasonably required to secure execution by third parties of the documents referred to in Paragraph 3.03(1)(b).


17.02 GOVERNING LAW

      This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each Party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.


17.03 TIME

      Time shall be of the essence in this Agreement.


17.04 NO AMENDMENT EXCEPT IN WRITING

      Subject to Clause 15.03, this Agreement may be amended only by written instrument executed by the Vendor and the Purchaser.


17.05 CONSEQUENCES OF TERMINATION

      If this Agreement is terminated in accordance with its terms prior to Closing, then except for the provisions of Article 10.00 and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement. If this Agreement is so terminated, the Purchaser shall promptly return to the Vendor all materials delivered to the Purchaser by the Vendor hereunder, together with all copies of them that may have been made by or for the Purchaser.


17.06 ENTIRE AGREEMENT

      This Agreement and the agreement identified in Schedule "B" hereto state the entire agreement between the Parties and supersedes all other agreements, documents, writings and verbal understandings among the Parties with respect to the subject matter hereof, including, without limitation, the Letter Agreement between PW Energy and the Purchaser dated November 9, 2001.

                                       38

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17.07 ENUREMENT

      This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.


      IN WITNESS WHEREOF the Parties have duly executed this Agreement.


                            PRIMEWEST ENERGY INC.


                            Per:             /s/ RON J. AMBROZY
                                 ---------------------------------------------
                                 Name:  Ron J. Ambrozy
                                 Title: Vice President, Business Development

                            PRIMEWEST OIL AND GAS CORP.


                            Per:             /s/ RON J. AMBROZY
                                 ---------------------------------------------
                                 Name:  Ron J. Ambrozy
                                 Title: Vice President, Business Development

                            ADDISON ENERGY INC.


                            Per:             /s/ STEVE FAGAN
                                 ---------------------------------------------
                                 Name:  Steve Fagan
                                 Title: Vice President, Corporate Development


                                       39